Exhibit 99.1

                                             Contact:  The Torrenzano Group
                                             ------------------------------
                                                   Don Schuster or Ed Orgon
                                                  212-681-1700 Ext. 103/102

WEDNESDAY, APRIL 28, 1999


          STIRLING COOKE BROWN TO EXPLORE STRATEGIC ALTERNATIVES;
             ENGAGES ARTHUR ANDERSEN AS NEW INDEPENDENT AUDITOR

           BOARD OF DIRECTORS SEEKS TO ENHANCE SHAREHOLDER VALUE

HAMILTON, BERMUDA, APRIL 28 - Stirling Cooke Brown Holdings Limited (SCBHF) announced that it has directed management to engage an independent financial adviser to explore alternatives that could enhance shareholder value. The Company also announced that it has selected the international accounting firm, Arthur Andersen, as its independent auditor for 1999.

Stirling Cooke Brown Holdings Chairman and Chief Executive Officer Nicholas Mark Cooke stated, "As a public company, shareholder value is management's paramount concern. In light of the recent decline in the market price of our shares, we believe it is prudent to consider all of our alternatives. We are in active discussions with highly-regarded financial advisers, and we will be making an appropriate announcement very shortly."

ARTHUR ANDERSEN ENGAGED AS INDEPENDENT AUDITOR

The Company also announced that it has engaged Arthur Andersen LLP, as independent auditor for fiscal year 1999. "We are very pleased to retain a firm with Arthur Andersen's excellent worldwide reputation," Mr. Cooke stated.

The Company was recently informed by KPMG Peat Marwick, of Hamilton, Bermuda, that KPMG decided not to stand for reelection at the Company's 1999 annual meeting. "KPMG's reports on the Company's 1998 financial statements were not qualified or modified as to uncertainty, audit scope, or accounting principles," Mr. Cooke stated. "There are no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures."

"We had an excellent working relationship with KPMG, and we anticipate a smooth transition and full cooperation between KPMG and the Arthur Andersen team," he concluded.

Stirling Cooke Brown Holdings Limited is a Bermuda holding company which, through its subsidiaries, provides risk management services and products predominantly to U.S. based small- and mid-sized businesses, including those seeking cost-effective alternatives to traditional commercial insurance for certain of their risk exposures. In addition, Stirling Cooke Brown arranges reinsurance for its products as well as for those offered by independent insurance carriers and reinsurance companies active in the workers' compensation, occupational accident and health, and casualty insurance markets.

Statements in this press release which are other than historical facts are intended to be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. While the Company believes such statements are reasonable, the actual results could differ materially from those currently anticipated. Factors and risks that could cause such differences include, but are not limited to, the conditions in the workers' compensation market, the availability of reinsurance, competition, regulation, the outcomes of legal proceedings, and other factors. The cautionary statements contained in Exhibit 99 to the Company's Form 10-K for the year ended December 31, 1998, are incorporated herein by reference.